EXHIBIT 10.1

Lease Agreement

Entered into and executed in Yokneam on the 9th day of April, 2017

Between:
Rubinstein Buildings Ltd., Company No. 511341794
37 Menachem Begin Ave., Tel Aviv
(hereinafter: the “Lessor”)
Of the first part
and:
Mellanox Technologies TLV Company No. 512471962
13 Zrachin St, Ra’anana
By the parties authorized to sign on its behalf
Mr. Ronnen Lovinger
(hereinafter: the “Lessee”)
Of the second part

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Whereas	The Lessor is entitled to be registered as the full owner of the Land (as defined below) located on 4-6 Yitzchak Sadeh Street, Tel Aviv; and
Whereas
The Lessor has established on the Land a Project that includes, inter alia, two buildings - the eastern building and the western building - each of which contains 33 floors, including a commercial floor (on the ground floor), office floors, parking spaces, underground levels, technical floors and storage spaces, and whereas use will be made of all of the above in accordance with the purposes and designations permitted under the city building plan (hereinafter: the “Project”); and

Whereas	Within the Project, the Building (as defined in the addendum to this Agreement) as well as the Leasehold as defined in this Agreement below will be established; and
Whereas	The Lessee would like to lease the Leasehold from the Lessor with an unprotected lease pursuant to the terms and based on the arrangements set forth in this Agreement;

Therefore, it is stipulated, declared and agreed between the parties as follows:

1.	Preamble
The preamble to this Agreement, its appendix and Addendum (as defined below) constitute integral parts hereof.

2.	Appendices

2.1.	The Agreement includes the following appendices:

2.1.1.	Appendix A - Blueprint of the Leasehold.

2.1.2.	Appendix B - Management Agreement.

2.1.3.	Appendix C - Insurance Appendix.

2.1.4.	Appendix D - Wording of the Bank Guarantee.

2.1.5.	Appendix E – Outer frame Specifications.

2.1.6.	Appendix F - Guidelines for the Performance of Adjustment Work to the Leasehold.

3.	Definitions

3.1.	In this Agreement, the following terms will have the meanings provided beside them:

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The “Agreement” or “This Agreement” -	This Lease Agreement and all of its appendices and changes made from time to time.
The “Land” -	Plots 45-46 in block 7077.
The “Building” -	The western building of the Project in which the Leasehold is located.
The “Leasehold” -	As set forth in Section 5 below.
The “Blueprint	The blueprint of the Leasehold attached as Appendix A to this Agreement.
The “Management Agreement” -	The Management Agreement attached as Appendix B to this Agreement.
The “Management Company” -	As defined in the Management Agreement attached as Appendix B.
The “Index” -
“The Consumer Price Index - General” published by the Central Bureau of Statistics and Financial Research, and including the same index even if it is published by any official body or entity that shall replace it, regardless of whether it is based on the same data.

The “Base Index” -	The index of the month of May 2016 (5/2016) which was published on June 15, 2016.
The “New Index” -	The last index known before the actual clearance of any payment.
“Index-Linked” -
With respect to any amount in this Agreement - if it is clarified, on the actual payment date of any amount under this Agreement, that the New Index is higher than the Base Index, the amount will be increased by the increase rate of the New Index compared to the Base Index. If, on the actual payment date, the New Index is equal to or lower than the Base Index, the aforesaid amount will remain unchanged.

4.	The Lease
The Lessor leases to the Lessee and the Lessee leases from the Lessor the Leasehold for the Lease Term as defined in Section 8 below, for the consideration and under the terms in this Agreement.

5.	Description of the Leasehold

5.1.	The Leasehold and the area of the Leasehold are as set forth below: (hereinafter: the “Leasehold” and the “Area of the Leasehold,” respectively).

5.2.
Area comprising 15 floors, located on floors 4-18 (four through eighteen, inclusive) of the Building, including the balcony attached to floor 4 with an area of about 359 sq.m (hereinafter: the “Balcony”), and that is delineated with a green line on the Blueprint attached as Appendix A to this Agreement.

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5.3.	Additionally, the Leasehold includes:

5.3.1.	A parking space (one) that is reserved and marked in the Project’s parking lot;

5.3.2.	100 reserved and unmarked parking subscriptions in the parking lot of the “Rubinstein Building”;

5.3.3.	249 reserved and unmarked parking subscriptions in the Project, of which the Lessor can transfer up to 100 reserved and unmarked parking spaces to the parking lot adjacent to the Project.

5.4
The parking rights in the parking spaces mentioned in Sections 5.3.2 and 5.3.3 above will be available to the employees of the Lessee alone, such that the Lessee will transfer to the Lessor a list which includes the names of the 349 employees entitled to parking, and only the employees noted on the list will be allowed entry to these parking spaces (hereinafter: the “Parking Subscriptions by Name”). Notwithstanding the foregoing, the Lessee may, at any time (whether before transferring possession or thereafter, and for the entire duration of the Lease Period, the first Additional Lease Period and the Second Additional Lease Period, as applicable), convert the Parking Subscriptions by Name (in whole or in part) into parking spaces that are reserved, and unmarked, that are not listed by name, and are designated for all of the employees of the Mellanox group in Israel, such, that the Lessee will provide the Lessor with a list of all of the employees of the Mellanox group in Israel, and the Lessor will allow all Mellanox employees appearing on the list to enter said parking spaces, until the use of the number of parking spaces converted from Parking Subscriptions by Name into parking spaces designated for all Mellanox employees (hereinafter: the “Parking Spaces Designated for All Mellanox Employees”). Without derogating from the foregoing, the Lessee will be able, at any time, to convert the Parking Spaces Designated for All Mellanox Employees (in whole or in part) back into Parking Subscriptions by Name, and vice versa.

In addition, the Leasehold includes 465 sq.m of storage space in the underground floor (marked on the Illustration attached).

5.5
The gross Area of the Leasehold is about 18,760 sq.m (some 1,245 gross sq.m on each floor. The precise Area of the Leasehold will be measured and calculated in accordance with the terms of Sections 5.8 through 5.11 below.

5.6	Canceled

5.7
An option is hereby given to the Lessee to notify the Lessor by December 31, 2018, that it would like to reduce the Area of the Leasehold and return to the Lessor area from the Leasehold (hereinafter: the “Returned Area”). The Returned Area will be no more than seven complete floors from the upper floors of the Leasehold, and only the floors for which the floor above is not leased to the Lessee (including a floor that the Lessee requested to cease to lease in accordance with this section) such that even after the waiver of the floor/s, the

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sequence between the floors included in the Leasehold will be maintained. Together with each floor from the Returned Area, 20 Parking Subscriptions by Name, or Parking Spaces Designated for All Mellanox Employees.

5.8
Additionally, in addition to the option granted to the Lessee in Section 5.7 above, an option is hereby given to the Lessee to notify the Lessor by January 1, 2024 and until the end of the Lease Term or option (as applicable), that it would like to reduce the Area of the Leasehold and return Additional Area of the Leasehold to the Lessor (hereinafter: the “Additional Returned Area”). The Additional Returned Area will be no more than three complete floors from the upper floors of the Leasehold, and only the floors for which the floor above is not leased to the Lessee (including floors that the Lessee requested to cease to lease in accordance with this section) such that even after the waiver of the floor/s, the sequence between the floors included in the Leasehold will be maintained. Together with each floor from the Returned Area, 20 Parking Subscriptions by Name, or Parking Spaces Designated for All Mellanox Employees.

Measurement of the Area: before the transfer of the Leasehold, a measurement will be performed of the Area of the Leasehold without the Returned Area, if the Lessee choose to exercise its right under Section 5.8 of the Agreement the measurement will be performed by an assessor whose identity is agreed upon by the parties on the relevant date. In the event that the parties do not reach an agreement regarding the identity of the assessor up to one week before the Date of the Transfer of Possession, the measurement will be performed by an assessor selected by the Chairman of the Bureau of Licensed Assessors in Israel. The parties will bear the wages of the assessor in equal parts.

5.9	Canceled

5.10
The Area of the Leasehold will be calculated as the area of the space within the outer contour line of the floor on which it is located (including the area of the pillars, interior walls, exterior walls, areas of the elevator shafts, floor-based elevator lobbies, floor-based hallways, floor-based restrooms, stairwells, safe rooms and shafts), but excluding the lobby area on the ground floor - in addition to 5% for shared areas outside of the floor. The area of the storage space in the Leasehold will be calculated when including the exterior walls in addition to 10% for the area of shared passageways outside of the storage spaces.

5.11
For the avoidance of doubt, only the precise area measured (and not an assessment set forth above) will serve as the basis for the calculation of the lease fees and the management fees and for any other calculation that is derived from the Area of the Leasehold.

5	Delivery of the Leasehold

6.1
The Lessor will transfer possession of the Leasehold to the Lessee in order to execute the adjustment construction no later than July 1, 2020 (hereinafter: the “Transfer of Possession Date” or the “Delivery Date”).

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6.2
The Lessee will appear in the Leasehold on the Delivery Date, accept possession of the Leasehold and will comply with all of the obligations that it is required to fulfill on the Delivery Date. In the event that the Lessee does not appear to accept possession on the Delivery Date, the same will not exempt him from any obligations that he has undertaken in this Agreement. For the avoidance of doubt, it is hereby clarified that in the event that the Transfer of Possession Date is postponed for the reasons set forth in Section 6.4 of this Agreement, the Lessor will not be considered as having violated this Agreement.

6.3
The Lessor will transfer possession of the Leasehold to the Lessee after the Leasehold is completed in the outer frame level, as set forth in Appendix E in this Agreement. The Lessee is aware that on the Transfer of Possession Date therefore for the execution of the adjustment construction of the Leasehold to its needs (hereinafter: the “Adjustment Works”), it is possible that the Lessor will not have a Form 4 for the Leasehold. The Lessor will complete, by the completion date of the Adjustment Works, all of the tasks for which he is responsible and that are listed in the specifications and required for the issue of a Form 4. Additionally, the Lessor will make efforts to receive a Form 4 for the Leasehold by the commencement date of the lease term subject to the Lessee completing the execution of the Adjustment Works required as a condition for the receipt of a Form 4 and received approvals of the Standards Institute as a condition for the receipt of a Form 4 - by the end of seven months from the Delivery Date. Additionally, the same is contingent on there being no impediment that is dependent on the Lessee for the receipt of the Form 4.

6.4
If as a result of factors outside of the Lessor’s control and that the Lessor could not foresee, or their timing, and that have an impact on the construction of the Leasehold (hereinafter: the “Inhibiting Factor”), a delay occurs in the construction of the Leasehold or the option of the Lessor to deliver to the Lessee possession of the Leasehold (hereinafter: the “Delay”), the commencement date of the lease term will be postponed for the duration of the period in which the Delay continues, in addition to a period of time of no more than 30 additional days required for an effective and complete return to the work process. The Lessor will not be considered, in such a case, as violating its obligations under this Agreement, provided that it has acted with due prudence to shorten the length of the Delay. The Inhibiting Factors for the purpose of this Agreement are: force majeure, a state of war, riots, hostilities, full or partial mobilization, strikes or general lockouts in the construction industry, general shortage of materials, general shortage of professionals, orders that prevent or prohibit construction (excluding orders that are issued at the fault of the Lessor), delays originating with the electric company, the local water company, the government or local authorities, provided that they are not created as a result of an action or omission of the Lessor and a party on its behalf (hereinafter: “Non-Breaching Delays”).

6.5
Regarding delays in the Delivery Date or the date of receipt of a Form 4 that is not a Non-Breaching Delay (as defined in Section 6.4 above), the parties agree that the following provisions shall apply:

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6.5.1	The Lessor will notify the Lessee in writing, at least three months in advance, of a delay in the Delivery Date or a delay in the date of receipt of the Form 4.

6.5.2
A delay of three months in the Delivery Date or the date of receipt of a Form 4 or both will not be considered a delay and will not entitle the Lessee to any remedy under the provisions of this Agreement.

6.5.3
In the case of a delay in the Delivery Date to a date later than October 1, 2020, but earlier than July 1, 2021, the Lessor will pay the Lessee for each month of delay (or part thereof) compensation in an amount equal to the difference between the lease fees that the Lessee is required to pay for the Leasehold that it is currently leasing on Habarzel Street in Ramat Hachayal (hereinafter: the “Leasehold in Ramat Hachayal”) and between the Lease Fees as defined in this Agreement. In the event that the extension of the lease term of the Leasehold in Ramat Hachayal is contingent on the Lessee leases the Leasehold in Ramat Hachayal for a period of time that ends after the delayed delivery date, the Lessor will pay the aforesaid compensation for the period of time after the delayed delivery date as well. For the avoidance of doubt, the Lessee will not be entitled to compensation for a delay in the date of receipt of a Form 4, if it received compensation for a delay in the Delivery Date under the circumstances described in this subsection 6.5.3.

6.5.4
Without derogating from any remedy and/or relief to which the Lessee is entitled in accordance with the terms of this Agreement and/or under any law, in the case of a delay in the transfer of possession to a date after July 1, 2021, the Lessee may notify the Lessor of the termination of the Lease Agreement within seven days from the date of written notice to the Lessor. Under these circumstances, this Agreement will be null and void on the same date and the Lessor waives any claim and/or demand and/or suit in connection with the termination of the Agreement under the circumstances set forth in this subsection.

6	Purpose of the Lease

7.1
The Lessee leases the Leasehold in order to operate offices therein and for the accompanying uses under any law (hereinafter: the “Purpose of the Lease”), and for this purpose alone. The Lessee will not use the Leasehold or any part thereof for any other purpose other than the Purpose of the Lease.

7.2
The Lessee is aware that the Building may contain, inter alia, various businesses, some on the commercial floor (the ground floor), and undertakes that it will not have any claim in connection with the lease of areas in the Project, yet the same

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will not derogate from the Lessee’s right to make claims regarding disturbances, if any.

7	Term of the Lease

8.1
The Lessor hereby leases to the Lessee and the Lessee hereby leases from the Lessor, for a lease term of 10 (ten) years as of the end of 12 months from the end of the Transfer of Possession Date or as of the end of 12 months from the delayed transfer of possession date (as stated in Section 6 above) and therefore the expected lease term will begin on July 1, 2021 and continue until June 30, 2031 (hereinafter: the “Commencement Date of the Lease Term” and the “Lease Term,” respectively). The Commencement Date of the Lease Term will not change as a result of delays in the transfer of possession that arise from any action or omission of the Lessee.

8.2
Upon the conclusion of the Lease Term, the Lease Term will be extended by an additional term of 60 months commencing immediately after the end of the Lease Term (hereinafter: the “First Additional Lease Term”). Upon the conclusion of the first Lease Term, the Lease Term will be extended by an additional term of 60 months commencing immediately after the end of the First Additional Lease Term (hereinafter: the “Second Additional Lease Term”). The Lease Term or the First Additional Lease Term will not be extended to the First Additional Lease Term or the Second Additional Lease Term (respectively) if the Lessee providers prior written notice to the Lessor no later than 180 days before the end of the Lease Term or the end of the First Additional Lease Term regarding the intent not to extent the Lease Term for the First Additional Lease Term or the Second Additional Lease Term.

8.3
In the event that the Lease Term/s is/are extended under the terms of this Agreement, the provisions of this Agreement will also apply to the First Additional Lease Term or the Second Additional Lease Term, mutatis mutandis.

8.4
The Lessee will not be entitled to terminate the lease under this Agreement before the end of the Lease Term other than for a breach of the Agreement by the Lessor. Any cessation of use of the Leasehold or vacating the Leasehold on the part of the Lessee before the end of the Lease Term, excluding for a breach of the Agreement by the Lessor or finding an alternative lessee (as set forth in Section 17.4 below), will not release the Lessee from its obligations under this Agreement, including the Lessee’s obligations to pay the Lessor all of the payments that it owes under this Agreement.

8	Lease Fees and Manner of Payment

9.1
The monthly lease fees will include the lease fees for the Leasehold, the lease fees for the areas of the Balconies and the storage rooms and the parking fees set forth in Sections 9.5 through 9.8 below (all jointly hereinafter: the “Lease Fees”). The Lease Fees will be linked to the Base Index and subject to lawful VAT as set forth below.

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9.2
The Lease Fees for the Lease Term as defined above will be paid once per quarter in advance by the 15th of each calendar quarter (15.1, 15.4, 15.7 and 15.10) in each relevant calendar year. The Lessor will provide the Lessee with a payment demand by no later than fifteen (15) days before the first day for each calendar quarter and an invoice by the 5th of the calendar month in which the quarterly payment is made. The payment demand will include a calculation for the purpose of linkage differentials.

9.3
For the avoidance of doubt, it is clarified that for the period of the execution of the Adjustment Construction that begins on the Delivery Date, or the delayed delivery date as stated in Section 6 above, and ending on the Commencement Date of the Lease Term as defined above, the Lessee will be exempt from payment of the Lease Fees and/or any other payment (including, but not limited to, the Management Fee) for the Leasehold.

9.4
The Lessee will pay the Lease Fees by bank transfer to the bank account of which the Lessor will notify the Lessee. As long as the Lessor does not instruct otherwise, the Lease Fees will be paid to the bank account mentioned in Section 18 below. The Lessee will transfer to the Lessor a copy of the payment deposit as stated immediately upon the Lessor’s demand. The date of the execution of the payments will be no later than the dates set forth in Section 9.2 above.

9.5
The monthly Lease Fees for the Leasehold for the Lease Term will be in the amount of NIS 52 (fifty two new shekels) for each 1 square meter of the Area of the Leasehold (hereinafter: the “Lease Fees for the Leasehold”).

9.6
The monthly Lease Fees for the areas of the Balcony and the storage spaces are NIS 25 (twenty five new shekels) for each 1 square meter (hereinafter: the “Lease Fees for the Balcony and Storage Areas”).

9.7
The price for a subscription for a reserved parking space and storage area is NIS 1,200 (one thousand and two hundred new shekels) per month during the entire Lease Term. The price includes management and property tax payments. The Lessor may require the Lessee to register with the municipality as a holder of the parking spaces and bear the property tax charges for the same area. In the event that the Lessee is registered as a holder as stated, the price for the aforesaid parking spaces will be reduced by the property tax amount that the Lessee is charged for the same areas.

9.8
The price for a Parking Subscription by Name is NIS 800 (eight hundred new shekels) monthly, for the duration of the Lease Period. The price includes municipal taxes and management fees. The price for a Parking Space Designated for All Mellanox Employees is NIS 1,100 (one thousand and one hundred new shekels) per month during the entire Lease Term. The price includes management and property tax payments.

9.9
The Lease Fees in the First Additional Lease Term and the Second Additional Lease Term will be in accordance with the market price customary in the aforesaid periods, and will be agreed by the parties in advance and in writing by no later

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than 120 days before the end of the Lease Term and by no later than 120 days before the end of the First Additional Lease Term, as applicable (hereinafter: the “Effective Date”). In the event that the parties do not reach an agreement regarding the amount of the monthly Lease Fees during the First Additional Lease Term or the Second Additional Lease Term (as applicable) within 14 days from the Effective Date, the following shall apply:

9.9.1	The parties will, within the 14 aforesaid days, appoint an agreed upon assessor whose decision will bind the parties as set forth below.

9.9.2
In the event that the parties do not reach an agreement regarding the identity of the assessor, each of the parties may contact the Chairman of the Real Estate Appraisers Association in Israel and request that he appoint an assessor in order to determine the monthly Lease Fees.

9.9.3
No later than 90 days before the end of the Lease Term or the end of the First Lease Term, a certified real estate assessor will be appointed in accordance with the determination of the chairman of the Real Estate Appraisers Association, who will survey and determine within 30 days at the latest the Lease Fees that should be paid for the Leasehold, considering the state of the Leasehold when the appraisal is performed. The appraisal expenses will be borne by the parties in equal parts.

9.10
For the avoidance of doubt, it is clarified that the Lease Fees during the First Additional Lease Term and the Second Additional Lease Term (including for the Balcony and storage areas) will be paid based on the Area of the Leasehold as stated in Section 5 of this Agreement.

9.11
The Lease Fees in the First Additional Lease Term and the Second Additional Lease Term will be linked to the Base Index as determined on the date of signing the addendum to the Lease Agreement, which will define the Lease Fees for the First Additional Lease Term and the Second Additional Lease Term (as applicable) and be subject to VAT by law.

9	Taxes and Other Payments

10.1
Without derogating from the provisions of Section 9.3 above, in addition to the Lease Fees, the Lessee will pay, as of the Commencement Date of the Lease Term and for the entire Lease Term, the following payments:

10.1.1
Any taxes, fees, property tax, charges, compulsory payments and expenses, whether government or municipal, that are paid and will be paid in the future for the Leasehold or for the business that is operated therein or both (hereinafter: the “Taxes”). The Lessee will notify the Tel Aviv Municipality in advance of the lease of the Leasehold within 14 days from the Transfer of Possession Date of

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the Leasehold thereto. The Lessee will transfer a copy of the notice to the Lessor.

10.1.2
Any fees and payments that relate to the consumption of water and sewage at the Leasehold. The Lessee will sign, near the Commencement Date of the Lease Term, the suitable contracts in connection with the supply of the water with the entities related to the same and will pay all of the amounts and deposits required.

10.1.3
Value added tax (in its rate by law) applicable to the Lease Fees and any other payment that the Lessee is required to pay under this Agreement. The VAT will be paid together with any payment for which it is paid.

10.1.4
Any payments that the Lessee is required to make in accordance with the Management Agreement attached as Appendix B to this Agreement, and applicable as of the Effective Date in the Management Agreement, if a date is determined.

10.1.5	Additional charges under any law and additional charges listed in the addendum.

10.1.6
Compulsory payments that are imposed in the future and that will apply under law or naturally to a holder of the Leasehold (as opposed to the owner) or a business owner, as applicable. The Lessor or the owners will pay any tax or charge that is imposed in the future and that will apply under the law or naturally to a lessor or owner.

10.2
The Lessee will not contact the local authority requesting an exemption from property tax for an asset unsuitable for use or an empty property and will not use an exemption as stated unless provided in another manner.

10.3
The Lessee will present to the Lessor from time to time and at the request of the Lessor or the Management Company (or both) the copies of any receipts and confirmations testifying that all of the payments applicable thereto under this Agreement have indeed been paid.

10.4
In the event that a party pays, for any reason, any payment that under the provisions of this Agreement applies to the other party, the paying party will repay the debtor party any such amount, immediately upon its first request.

10	Changes to the Leasehold after the Commencement of the Lease

11.1
The Lessee undertakes to perform all of the Adjustment Construction in the Leasehold in accordance with the provisions of Appendix F to this Agreement. Before the commencement of the execution of the Adjustment Construction, the Lessee will receive the prior written consent from the Lessor for the plans for the Adjustment Construction that it is seeking to execute (hereinafter: the “Approved

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Adjustment Construction”). Any change that the Lessee seeks to make in the Approved Adjustment Construction will require the Lessor’s prior written consent, and the Lessor will not refuse to grant the same other than for reasonable and professional grounds only, and will provide the aforesaid consent within 14 days from receipt of the request.

11.2
After the Lessee performs the Approved Adjustment Construction and after the Lessor receives a Form 4, the Lessee will not perform additional Adjustment Construction without the consent of the Lessor in advance and in writing to the same work. The Lessor will not refuse to provide approval as stated other than for reasonable and professional grounds alone.

11.3
The Lessee will not make any interior or exterior change to the Leasehold, will not add any addition thereto, demolish any part of the Leasehold or installation from its fixtures and will not permit any repair, change, addition, renovation and demolition in the Leasehold without the consent of the Lessor in advance and in writing. The Lessor will be entitled to prevent the execution of any action that conflicts with this section and to demolish any change, addition, renovation and repair that is done contrary to the terms of this section, all at the expense of the Lessee. In addition, in the cases listed in this section, the Lessee will bear all of the expenses required in order to return the Leasehold to its status quo ante.

11.4
In any case in which the Lessor approves the performance of changes, repairs, improvements and additions for the Lessee as stated above, the obligation to pay for the same actions will be borne by the Lessee.

11.5
Any work and action performed by the Lessee or on its behalf will be performed in coordination with the Lessor and Management Company and will not cause unreasonable nuisance to the other lessees and Lessor. The Lessee will be responsible for any damage of any type or kind that is caused in the Leasehold, to the other lessors and any person for the performance of the aforesaid work.

11.6
Any repairs, changes, additions, improvements and renovations that are done by the Lessee in the Lease Term that are permanently connected to the Leasehold, whether with or without the Lessor’s consent, will be the property of the Lessor and transferred upon the conclusion of the Lease Term to the Lessor’s possession and ownership. The Lessee will not be entitled to dismantle or remove them from the Leasehold when vacating the Leasehold and will not be entitled to any consideration for them. Despite the above, the same will not be considered to be additional compensation by the Lessor.

11.7
The Lessee may place at the top of the Building, on one of its facades, a sign with the words: “Mellanox Building” or any other wording in a similar spirit at the discretion of the Lessee. The precise size and location of the sign will be agreed upon by the parties. The Lessor will not permit the placement of additional signage in the upper part of the Building. The Lessee will bear the costs of preparing the sign, its placement, maintenance and the receipt of a permit or license for its placement. Additionally, it will bear the signage fee required for the same. The

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Lessee will be exclusively responsible for any damage cased to a person or property due to the sign, its installation, maintenance and all related matters. At the end of the Lease Term, the Lessor may remove the sign. The right to place a sign will apply if the Leasehold is in the scope of eight or more floors.

11	Licenses and Permits

12.1
The Lessee will obtain all of the licenses and permits required on behalf of the competent authorities in order to manage the business at the Leasehold. The Lessee will renew the licenses and permits required such that during the entire Lease Term, the activity in the Leasehold will be managed in accordance with the terms of the license and permits. Failure to receive a license and permit or non-renewal of a license and permit will not serve as any justification for the non-fulfillment of the obligations of the Lessee under this Agreement.

12.2
In the event that any authority demands from the Lessee the performance of changes in the Leasehold or the installation of various fixtures therein (or both) as a condition for the receipt of a business license, it will be required to receive the consent of the Lessor in advance and in writing to the changes and installations above. In the event that as a result of the demands of the authorities as stated, the need arises to perform changes in the central systems of the Project and the Lessor agrees to make the same changes, the Lessor or the Management Company will make the changes at the expense of the Lessee and the Lessee will repay the Lessor the expenses immediately upon its demand. The Lessor may refuse to execute the changes or installations as stated for reasonable grounds related to safety or the structure of the Project (or both) and for any other reasonable and substantive grounds.

12.3
The Lessee will comply with all of the laws, regulations, and bylaws applicable and that will apply during the Lease Term to the Leasehold, use thereof, the business and the actions and activity performed therein. In the event that the Lessee violates this obligation, it will compensate the Lessor for any damage and expense caused to the Lessor following the breach.

12	Maintenance of the Leasehold and Use Thereof

13.1
The Lessee will maintain the completeness of the Leasehold and its systems and will maintain them at all times in working, good and proper order for use in accordance with the Purpose of the Lease. The Lessee will repair at its expense, as instructed by the Lessor, any damage that is caused thereby or by a party on its behalf or its visitors.

13.2
In the event that the Lessee does not keep the Leasehold as stated in Section 13.1 above or does not repair that which requires repair in the Leasehold within 60 days from the Lessor’s notice, the Lessor may perform any repair and any action in order to repair the damage, at the expense of the Lessee. The Lessor or a party on its behalf may enter the Leasehold in order to exercise the Lessor’s right as stated after providing reasonable notice to the Lessee. Any damage that is repaired

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by the Lessor will be paid by the Lessor, and the Lessee will reimburse the Lessor for the expenses of the repair within 30 days from the Lessor’s request.

13.3
The Lessor will repair defects in the Leasehold or its systems (for the avoidance of doubt, this excludes attachments and property in the Leasehold, excluding attachments provided on the Date of the Transfer of Possession), provided that the defects prevent reasonable use of the Leasehold. The obligation to perform repairs will not apply to defects that arise from the work and changes performed by a party other than the Lessor (i.e. any Adjustment Construction performed by the Lessee in the Leasehold and its systems that it installed in the Leasehold), to defects arising from materials and products acquired by the Lessee directly and defects arising from lack of proper maintenance or negligent maintenance of the Leasehold on the part of the Lessee or on its behalf.

13	Liability and Indemnification

14.1
The Lessee is liable under law vis-a-vis the Lessor and any third party for any loss and damage of any type and kind that is caused to the Leasehold, the Project, to any person and property (including visitors in the Leasehold, Project, employees of the Lessee and any other person that is located within the Area of the Leasehold or the Project) following the management of the business of the Lessee in the Leasehold, the possession of the Leasehold, the use of the Leasehold and any other action of the Lessee in the Leasehold and the Building.

14.2
The Lessee will compensate and indemnify the Lessor and the Management Company for any damage and expenses that it may be required to pay or that it will be required to pay for any damage for which the Lessee is responsible under this Agreement and under law, including all of the expenses incurred thereby due to a claim that is filed against or due to the need to defend itself against a claim as stated. The Lessor will notify the Lessee in writing of a claim and demand that it receives and that the Lessee has undertaken to indemnify the Lessor, within five days from the receipt by the Lessor. The Lessor will allow the Lessee to defend itself against any claim or demand as stated, at the request of the Lessee, provided that all of the expenses and payments involved in the same proceedings will be borne by the Lessee. The Lessee will indemnify the Lessor or the Management Company solely for the same amounts that are ordered against them under a final and un-appealable judgment.

14.3
The Lessor is liable under law vis-a-vis the Lessee and any third party for any loss and damage of any type and kind that is caused to the Leasehold, the Project, to any person and property (including visitors in the Leasehold, Project, employees of the Lessor and any other person that is located within the Area of the Leasehold or the Project) following an action or omission of the Lessor or the Management Company.

14.4
The Lessor will compensate and indemnify the Lessee for any damage and expenses that it may be required to pay or that it will be required to pay for any damage for which the Lessor or Management Company is responsible under this

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Agreement and under law, including all of the expenses incurred thereby due to a claim that is filed against or due to the need to defend itself against a claim as stated. The Lessee will notify the Lessor in writing of a claim and demand that it receives and that the Lessor has undertaken to indemnify the Lessee, within five days from the receipt by the Lessee. The Lessee will allow the Lessor to defend itself against any claim or demand as stated, at the request of the Lessor, provided that all of the expenses and payments involved in the same proceedings will be borne by the Lessor. The Lessor will indemnify the Lessee or the Management Company solely for the same amounts that are ordered against them under a final and un-appealable judgment.

14	Insurance
The Lessee undertakes to act in accordance with the provisions of the insurance appendix (Appendix C to this Agreement) and provide the approvals required thereunder, as a condition for the delivery of possession of the Leasehold as stated in this Agreement.

15	Non-Application of Tenant Protection Laws

16.1
The parties hereby emphasize that the construction of the Leasehold has been completed after 1968 and that they have agreed that the protections of the various tenant protection laws will not apply to the lease under this Agreement.

16.2
The Lessee confirms that other than the Lease Fees, it has not paid and will not pay the Lessor, directly or indirectly, any key moneys or other consideration or benefit in consideration for its consent to lease the Leasehold in accordance with this Agreement, and it is not a protected tenant under the Tenant Protection Law (Combined Version), 5732-1972 or under any other law.

16.3
Without derogating from the generality of the above in this section, when vacating the Leasehold, the Lessee will not be entitled to any payment from the Lessor, the Management Company and any other person for its investment in the Leasehold, including the adjustment of the Leasehold, during the Lease Term. No investment made by the Lessee in the adjustment of the Leasehold and its improvement will grant it any right to the Leasehold or grant it any right or claim vis-a-vis the Lessor or the Management Company (or both) and the Lessee hereby waives any claim or demand in connection with any investments in the Leasehold.

16	Transfer of Rights on behalf of the Lessee

17.1
Without derogating from the provisions of Sections 17.3 and 17.4 below, the Lessee will not transfer the lease in the Leasehold to another, will not transfer, delivery or lease the Leasehold to another, will not permit another to use the Leasehold, will not share possession of the Leasehold with another, use thereof, benefit therefrom, and will not share another in the business held in the Leasehold and will not grant another any right in the Leasehold - all for consideration or otherwise. The terms of this section regarding the Leasehold will also apply to

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any part thereof. Notwithstanding the above, it may transfer its rights and obligations under this Agreement to a subsidiary, parent company, sister company or the Lessee without the consent of the Lessor or the Management Company, provided that the Lessee remains a guarantor for the obligations of the company to which it transfers its rights and obligations.

17.2	The Lessee will not pledge and will not lien its rights under this Agreement, in whole or in part.

17.3
Notwithstanding the above, the Lessee may, at any time during the term of this Agreement, transfer all of its rights in the Leasehold or any part thereof (but not part that is not a complete floor or floors) to an alternative lessee whose identity has been approved in advance and in writing by the Lessor (the Lessor undertakes that it will not object other than for reasonable grounds), provided that the alternative lessee engages with the Lessor in a lease agreement and management agreement that are acceptable at the time with the Lessor in accordance with the conditions agreed upon between the Lessor and the alternative lessee.

17.4
Without derogating from the terms in Section 17.3 above, it is hereby agreed that the Lessee may at any time lease the Leasehold or parts thereof with a sub-lease to a third party (without the same derogating from any of the obligations of the Lessee vis-a-vis the Lessor and vis-a-vis the Management Company under this Agreement or under the Management Agreement). A sub-lease as stated is contingent on the following:

the Lessee will provide the Lessor with notice 30 days in advance of its intention to lease the Leasehold or any part thereof to a sub-lessee. In the notice, the Lessee will provide the name of the lessee, its business, the purpose of the sub-lease and the area that will be leased with sub-lease.

17	Assignment of Rights and Pledge

18.1
The Lessor may assign its rights under this Agreement, in whole or in part, pledge and lien them in favor of others as it sees fit and for any purpose, without requiring permission of the Lessee, provided that the Lessee’s rights under this Agreement are not harmed.

18.2
The Lessee is aware that the Lessor intends to undertake vis-a-vis a bank in Israel (hereinafter: the “Bank”) to pledge to the bank all of the receipts that are owed to the Lessor from the Lessee (hereinafter: the “Pledge of the Lease Fees”).

18.3
The Lessor hereby provides the Lessee with irrevocable instructions to pay the Lease Fees to the credit of the bank account whose details are provided on the relevant date (hereinafter: the “Irrevocable Instructions”). The Lessee will act in accordance with the Irrevocable Instructions unless notice is received from the Lessor and the Bank (together) to pay the Lease Fees to the Lessor or any party that it instructs.

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18.4
The Lessor will not sell areas in the Building as long as 10 (ten) years have not passed from the Transfer of Possession Date in the Leasehold to the Lessee. Notwithstanding the above, the Lessor may sell the Building in its entirety at any time, all provided that the Lessee is not harmed in any manner from the sale of the areas in the Building.

18	Management of the Project

19.1
The Lessee is aware of the paramount importance attributed by the Lessor to the manner of managing the Leasehold, its operation and maintenance, in order to maintain the level and quality of the Project, and that the Project will be managed through the Management Company.

19.2	Upon signing this Agreement, the Lessee will sign the Management Agreement attached as Appendix B to this Agreement.

19.3
The gross Area of the Leasehold for the purpose of Management Fees is the Area of the Leasehold as defined in Section 5 above, less half of the area of the storage space and less the entire area of the Balcony.

19.4
A breach of any of the obligations of the Lessee vis-a-vis the Management Company and under Sections 4.11 through 4.15 and 5 of the Management Agreement that is not remedied within 30 days from the warning of the Management Company or Lessor (or both) of the same will be considered to be a material breach of this Agreement and all of the remedies granted to the Lessor under this Agreement or under the law in the case of delay in payment of the Lease Fees or breach of another undertaking of the Lessee vis-a-vis the Lessor will be valid only in the case of a breach of any of the aforesaid sections in the Management Agreement.

For the avoidance of doubt and for emphasis, it is hereby agreed and clarified that the Lessor may terminate this Agreement and end the lease if the Lessee does not meet its obligations in the aforesaid sections in the Management Company agreement.

19
Without derogating from the above, the Management Company will have an independent and direct right to claim against the Lessee in the case in which it breaches any of its obligations against it. Additionally, it will be entitled to the remedies set forth in the Management Agreement, without derogating from the above.

20	Vacating the Leased Property

21.1
Without derogating from the provisions of Section 11.6 above, upon the end of the Lease Term under this Agreement or prior thereto, if this Agreement is lawfully terminated for any reason, the Lessee will vacate the Leasehold and return possession thereof to the Lessor. On the date of vacating the Leasehold and returning it to the Lessor. The Leasehold will be free and clear of any person and item, in good condition, in working order and an orderly state, as received by the Lessee upon the commencement of the Lease Term and subject to wear and tear

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arising from reasonable and careful use and in accordance with the provisions of this Agreement. In the event that the Leasehold is delivered when it is not finished and without internal divisions, any works performed by the Lessee in the Leasehold that are connected permanently to the Leasehold will remain in the Leasehold after the Lessee vacates.

21.2	The Lessee will not be entitled to any payment or reimbursement for its investment in the Leasehold upon its vacating.

21.3
In the event that the Lessee does not comply with any of its obligations to vacate the Leasehold as stated in Sections 11.6 and 21.1 above and any other section in this Agreement and the Management Agreement, then without derogating from the Lessor’s right to exercise its rights in any manner that it sees fit, and without derogating from any other right available to the Lessor under any law and under this Agreement, the Lessee will pay the Lessor for each day of delay in the transfer of the Leasehold liquidated damages assessed in advance in the amount equal to twice (2x) the Lease Fees in addition to VAT that will be paid by the Lessee to the Lessor for a day of lease in the last month that precedes the date designated for vacating the Leasehold (hereinafter: the “Liquidated Damage”). The Liquidated Damages amount was determined after a careful and thoughtful assessment and is reasonable in relation to the damage that may be foreseen in advance when forming this Agreement that would be caused to the Lessor following failure to vacate the Leasehold on the date as stated. In addition to the Liquidated Damages, the Lessee will pay the Management Fees for the Leasehold for the entire term of arrears in vacating the Leasehold. Additionally, the Lessee will pay, during the period of arrears, any payment that is required under the provisions of Section 10 above.

21.4
In the case that when vacating the Leasehold and returning it to the Lessor, the Leasehold is not in the condition described in Sections11.5, 11.6 and 21.1 above, and any other section in this Agreement and the Management Agreement, the Lessee will be required to return to the Lessor, immediately upon its first request, all of the expenses incurred by the Lessor in order to bring the Leasehold to the state that is required from the Lessee, and all of the expenses involved in the same.

21.5
Vacating the Leasehold and returning it to the Lessor will be done in the presence of the Lessor and Lessee. On the vacating date, a protocol will be kept that reflects the state of the Leasehold. In any event of vacating that is not in the presence of the Lessee, the Lessor will prepare the protocol alone and its contents will bind the Lessee.

21	Breaches and Remedies

22.1
A breach of any of the terms of this Agreement will grant the upholding party (the party that is not in breach) with all of the remedies and reliefs granted thereto under the Contracts Law (Remedies for Breach of Contract), 5731-1970 in addition to any remedies and reliefs granted thereto under the provisions of this Agreement.

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22.2
Without derogating from the generality of the above, the Lessor may terminate this Agreement and remove the Lessee from the Leasehold with notice of 30 days, which will be provided in addition to the following dates:

22.2.1
The Lessee has not paid the Lessor or the Management Company (or both) on any payment date applicable thereto under this Agreement and under the Management Agreement (as applicable), and within 14 days from the date on which it receives a written warning of the same.

22.2.2
The Lessee has violated any of the provisions of Sections 7, 8.4,10, 11, 13,14.4,, 17, 21 and 23 of this Agreement, and does not remedy the breach within 14 days from the Lessor’s warning, and in the case of a repeated breach, within seven days from the Lessor’s warning.

22.2.3	The Lessee has breached any other condition of this Agreement and has not remedied the breach within 14 days from being requested in writing to do so.

22.2.4	The Lessee has resolved to voluntarily liquidate.

22.2.5
A motion to liquidate has been filed against the Lessee, for the appointment of a receiver, or a receiver or liquidator has been appointed, whether temporary or permanent, and the grounds for the appointment as stated is insolvency of the Lessee and a request or appointment as stated is not terminated within 90 days.

22.3
In the event that the Lessee does not vacate the Leasehold as stated in this Agreement, without derogating from any right of the Lessor in accordance with this Agreement and under law, the Lessor may, whether on its own or through a receiver appointed at its request, receive possession of the Leasehold, gather the Lessee’s belongings, remove them from the Leasehold and receive possession of the Leasehold. The expenses for the appointment of the receiver and its wages will be borne by the Lessee alone. The Lessee may receive the property, however, the Lessor will be entitled to delay them until the clearance of the Lessee’s debts towards it, including debts under the provisions of this section. The expenses for the storage of the property will be borne by the Lessee, and for the avoidance of doubt, the Lessor will not be responsible for the state of the property that it delays. At the end of 60 days from the removal of the property from the Leasehold, the Lessor may sell it and make use of the consideration from the sale to cover the losses incurred. The balance, if any, will be transferred to the Lessee.

22.4
In any event of failure to vacate the Leasehold on the date of the Lease Term or prior thereto (if the Lease Agreement is lawfully terminated), the Lessor will be entitled, without derogating from its right to any remedy available thereto under the provisions of this Agreement and any law, immediately discontinue the supply to the Lessee and Leasehold of electricity, water, air conditioning, and any other services, in whole or in part, at its discretion, and the Lessee will not have any

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claim or demand in connection with the same. In order to execute the provisions of this Agreement, the Lessor may provide suitable instructions to the Management Company and the Lessee hereby provides an irrevocable instruction to the Management Company to act in accordance with the instructions of the Lessor under the aforesaid circumstances.

22	Securities

23.1
As a security for the fulfillment of all of the obligations of the Lessee under this Agreement and under the Management Agreement and as a condition for the validity of the Agreement, the Lessee will provide the Lessor, within 30 days from the signing of this Agreement, an autonomous and unconditional bank guarantee in the form attached as Appendix D, in an amount equal to the Lease Fees (provided without management fees and parking spaces) for nine floors during three months of lease in addition to lawful VAT, in a total amount of NIS 2,043,522 (in words: two million and forty three thousand and five hundred and twenty two new shekels) that is valid for a period of 365 days (hereinafter: the “Bank Guarantee”). The Bank Guarantee will be extended each year for a period of 365 additional days, and in the last year of the lease - for a period of up to 60 days after the end of the Lease Term. The amount of the Bank Guarantee will be linked to the Consumer Price Index. The basis for the calculation of the indexation will be the Base Index. It is clarified that if the Area of the Leasehold is decreased in accordance with the provisions of Sections 5.7 and 5.8 above, the Bank Guarantee will be replaced by a bank guarantee of three months of lease in accordance with the actual Area of the Leasehold, within 30 days from the notice of the Lessee as stated in Sections 5.7 through 5.8 above.

23.2
In the event that the Lessor lawfully exercises the Bank Guarantee or part thereof, the Lessee will provide the Lessor immediately with a new or additional guarantee such that the balance of the Bank Guarantee will not be less than the amount of the Bank Guarantee described in Section 23.1 above. The Lessor will provide the Lessee within notice seven days in advance and in writing before exercising the Guarantee or any part thereof.

23.3	The Bank Guarantee will be issued in favor of the Lessor.

23.4
In any event in which this Agreement grants the Lessee a right to extend the Lease Term and the Lessee makes use of the aforesaid right, the Lessee will extend the validity of the Bank Guarantee each year and up to 60 days after the end of the Additional Lease Term. The Lessor may exercise the Bank Guarantee as long as the Lessee has violated the obligations under this Agreement or the Management Agreement (or both), and does not remedy the breach within 30 days from the date of the request. At the end of 60 days from the end of the Lease Term and after the Lessee complies with all of its obligations under this Agreement and under the Management Agreement, the Bank Guarantee will be returned to the Lessee, unless it is used in accordance with the provisions of this Agreement. The return of the Guarantee will take place subject to the presentation of confirmation

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of the lack of debts to the Tel Aviv Municipality and the municipal water corporation.

23.5
As an additional security, Mellanox Technologies, Ltd., company no. 512471962, shall sign as a guarantor on this Agreement for the fulfilment of the Lessee’s financial undertakings in this Agreement and in the Management Agreement.

23	Delays in Payments

24.1
Without derogating from any other right or remedy available to the Lessor under law and under this Agreement, any arrear in payments owed from the Lessee to the Lessor under this Agreement and any arrear in the payments owed to the Management Company under the Management Agreement will require the Lessee to pay arrears interest on the amount in arrears in the rate of the arrears interest practiced by Bank Hapoalim Ltd. for overdrafts in debit accounts, as of the day on which the Lessee was required to pay the aforesaid amount and until the actual payment date.

24.2
In the case of a payment in arrears as stated, the order of imputation of the payments will be as follows: first, the amount on account of the interest, and then on account of the linkage differentials, and finally on account of the principal.

24.3	Any expense of the Lessor in the collection of any amount as stated will be charged to the Lessee, and the Lessee will be required to repay it, including legal expenses and attorney fees.

24.4
Any amount that the Lessee is charged under this Agreement to third parties that the Lessee has not paid after 30 days from the effective date for its payment will be considered to be a debt of the Lessee to the Lessor that is payable within 21 days from the Lessor’s written demand in addition to any other remedy available to the Lessor under this Agreement and under any law.

24	General

25.1
The Lessor may, at any time, without requiring any consent on behalf of the Lessee, perform any change or addition (or both) to the Building (hereinafter in this section and in Section 25.2 below: the “Changes”), at its sole discretion, both before the commencement of the Lease Term or thereafter, provided that there is no change made to the Leasehold (including the Area of the Leasehold) and the Lessee’s reasonable use of the Leasehold is not impaired. The Changes may include, inter alia, the addition or reduction of spaces, additional construction, cancellation of part of the construction, the addition of floors, areas or divisions to the Building, the conversion or open public spaces into areas exclusively used by various users, the change of openings, passageways, and the like. For the execution of the Changes, the Lessor will be entitled to use part of the shared property that it requires, connect thereto and to the technical systems therein, the plumbing, sanitation and electrical systems therein, submit requests to change a city building plan, submit requests for a construction permit, cause a change to a registration order of the shared building and generally perform any action required in order

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to execute the changes and include them (in whole or in part) in the shared building order.

25.2
The Lessee will not disturb or object to Changes for any reason, including due to interruptions that are caused thereto during the execution of the Changes, provided that the Changes do not affect the Lessee’s reasonable use of the Leasehold. The Lessor will carry out the Changes such that the disturbance that will be caused to the Lessee will be as minimal as possible under the circumstances and will not harm the completeness of the Leasehold and the reasonable use thereof and will not block access routes thereto. The Lessor may perform the Changes in stages, in the manner and form that it sees fit.

25.3
No delay, waiting, inaction or failure to take measures on behalf of any of the parties or the Management Company (or the three of them) in any event of breach of contract of one of the parties will be considered to be a waiver on their part of any of their rights under the Agreement and under any law or consent to the aforesaid breach.

25.4
This Agreement supersedes all prior agreements between the parties, whether agreed verbally or in writing. No change to this Agreement will have force unless made in writing and signed by the parties to this Agreement.

25.5	This Agreement also includes provisions in favor of a third party (the Management Company) and establishes rights of a third party vis-a-vis the Lessor.

25.6
The Lessee will not offset amounts that it is required to pay to the Lessor or the Management Company (or both) against amounts that it is entitled to receive from the Lessor or Management Company (or both). The Lessee waives the right to offset despite the provisions of any law.

25.7	The sections titles have been written for the sake of convenience alone and no reference or tool will be used in the interpretation of this Agreement.

25.8
The exclusive jurisdiction to hear an action in connection with this Agreement, its execution and all matters arising herefrom will be granted to the competent courts of Tel Aviv Jaffa and to them alone.

25.9
The addresses of the parties for the purpose of this Agreement are as set forth in the preamble. After the commencement of the Lease Term, the address of the Lessee for the purpose of the Agreement will be in the Leasehold. Any notice that is sent by one party to the other will be considered to be delivered, if delivered by courier - on the date of delivery, and if sent by registered mail - within five business days from the date on which it was sent by registered mail.

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In witness whereof the parties have signed:

/s/ Gil Rubinstein	/s/ Ronnen Lovinger
The Lessor	The Lessee
Rubinstein Buildings Ltd.	Mellanox Technologies TLV Ltd.

Mellanox Technologies, Ltd. Guarantee
I, Mellanox Technologies, Ltd., company no. 512763285, hereby guarantees towards the Lessor the payment of any sum that Mellanox Technologies TLV Ltd., company no. 512471962 (hereinafter: the “Lessee”) is required to pay the Lessor or the Management Company (as these are defined in the Agreement, above), or to both of them, under the above Lease Agreement (hereinafter: the “Lease Agreement”), or the Management Agreement (as defined in the Lease Agreement), or both of these, that were signed by the Lessee on April 3, 2017.
Our guarantee shall apply similarly to any change, extension, addition or appendix (whether in relation to the Lease Agreement or in relation to the Management Agreement) that will be agreed upon between the Lessee and the Lessor, or between the Lessee and the Management Company.

/s/ Ronnen Lovinger	April 3 2017
Mellanox Technologies, Ltd.	Date

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